Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Schedule 13G (including any and all amendments thereto) with respect to the common ctock, par value of $0.001, of Bare Escentuals, Inc., and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness or accuracy of the information concerning any other filing party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute one agreement.

In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement this 14th day of February, 2007.

SIBERIA INVESTMENT COMPANY, LLC, a
Delaware limited liability company

/s/ Robert Underwood
Name:	Robert Underwood
Its:	Manager

JOHN C. HANSEN

/s/ John C. Hansen
John C. Hansen